Exhibit 10.1
ANALOGIC CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

ANALOGIC CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

ANALOGIC CORPORATION
NONQUALIFIED DEFERRED COMPENSATION PLAN

Analogic Corporation, a Massachusetts corporation, and its affiliates and subsidiaries (the “Employer”), hereby adopts this Analogic Corporation Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.

Article 1 - Definitions

1.1	Account
The sum of all the bookkeeping Sub-Accounts as may be established for each Participant as provided in Section 5.1 hereof.

1.2	Administrator
An administrative committee appointed by the Board. The Administrator shall serve as the agent for the Employer with respect to the Trust.

1.3	Board
The Board of Directors of the Employer.

1.4	Bonus
Compensation which is designated as such by the Employer and which relates to services performed during an incentive period by an Eligible Employee in addition to his or her Salary, including any pretax elective deferrals from said Bonus to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.5	Change-in-Control
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” of the Employer (which, for purpose of this Section 1.5 shall mean Analogic Corporation but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following:

(a) the date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer;

(b) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer;

(c) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d) the date that a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

1.6	Code
The Internal Revenue Code of 1986, as amended.

1.7	Compensation
The Participant’s earned income, including Salary, Bonus, Performance-based Compensation, and other remuneration from the Employer as may be included by the Administrator.

1.8	Deferrals
The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

1.9	Deferral Election
The separate agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and make Deferrals thereto.

1.10	Disability
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

1.11	Effective Date
September 1, 2008.

1.1	Eligible Employee
An Employee shall be considered an Eligible Employee if such Employee is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and is designated as an Eligible Employee by the Administrator. The Administrator may at any time, in its sole discretion, change the eligible criteria for an Eligible Employee or determine that one or more Participants will cease to be an Eligible Employee. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.13	Employee
Any person employed by the Employer.

1.14	Employer
Analogic Corporation and its subsidiaries and affiliates.

1.15	Employer Discretionary Contribution
A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.

1.16	ERISA
The Employee Retirement Income Security Act of 1974, as amended.

1.17	In-Service Sub-Account
Each bookkeeping In-Service Sub-Account maintained by the Administrator on behalf of each Participant pursuant to Section 5.1(b) hereof.

1.18	Investment Fund
Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.19	Matching Contribution
A contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.5 hereof.

1.20	Participant
An Eligible Employee who is a Participant as provided in Article 2.

1.21	Performance-based Compensation
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, “Performance-based Compensation” shall mean compensation that (i) meets the definition of Code Section 409A(a)(4)(B)(iii) and related guidance and regulations, (ii) is designated as such by the Employer and relates to services performed during a performance period of at least twelve months by an Eligible Employee, including any pretax elective deferrals from said Performance-based Compensation to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

For the initial Plan Year, Effective Date through December 31, 2008. For each year thereafter, January 1 through December 31.

1.23	Retirement
Retirement means a Participant has reached age fifty-nine and one-half (59 ½) and has a Separation from Service, including a Separation from Service (due to Disability) of the Participant.

1.24	Retirement Sub-Account
Each Retirement Sub-Account maintained by the Administrator on behalf of each Participant pursuant to Section 5.1(a) hereof.

1.25	Salary
An Eligible Employee’s base salary earned during a Plan Year, including any pretax elective deferrals from said Salary to any Employer sponsored plan that includes amounts deferred under a Deferral Election or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.26	Separation from Service
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract. Upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Administrator reserves the right, to the extent permitted by Code section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.27	Service Recipient
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.28	Specified Employee
Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Specified Employee” shall mean a participant who is considered a key employee on the Identification Date, as defined in Code Section 416(i) without regard to section 416(i)(5) and such other requirements imposed under Code Section 409A(a)(2)(B)(i) and regulations thereunder for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year. The Identification Date for this Plan is December 31 of each year. Notwithstanding anything to the contrary, a Participant is not a Specified Employee unless any stock of the Service Recipient is publicly traded on an established securities market or otherwise.

1.29	Trust
The agreement between the Employer and the Trustee, under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.30	Trustee
State Street Bank & Trust Co. or such other successor that shall become trustee pursuant to the terms of the Plan.

Article 2 - Participation

2.1	Commencement of Participation
Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Election first becomes effective or the date on which a Matching Contribution or Employer Discretionary Contribution is first credited to his or her Account.

2.2	Loss of Eligible Employee Status
A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Election and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1	Deferral Elections - General
A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals shall be allowed if required by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan, or if required under Section 6.10 (Unforeseeable Emergency) of this Plan. Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the time of the distribution, and (iii) the form of the distribution.

Article 6 - Distributions

6.1	Distribution Election
Each Participant shall designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of Sub-Account as described under Section 5.1, and by designating the form in which payments shall be made from the choices available under Section 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A.

6.2	Distributions Upon an In-Service Account Triggering Date
In-Service Sub-Account distributions shall begin as soon as administratively feasible but no later than ninety (90) days following January 1 of the calendar year designated by the Participant on a properly submitted Deferral Election, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to five (5) years as elected by the Participant in his or her Deferral Election. If the Participant fails to properly designate the form of the distribution, the Sub-Account shall be paid in a lump-sum payment.

6.3	Distributions Upon Retirement
If the Participant has a Separation from Service due to Retirement, the Participant’s Retirement Sub-Account(s) shall be distributed as soon as administratively feasible but no earlier than the first day of the seventh month following Participant’s Retirement and no later than ninety (90) days following the first day of the seventh month following Participant’s Retirement. Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.4 below, over a period of up to ten (10) years as elected by the Participant. If the Participant fails to properly designate the form of the distribution, the Sub-Account shall be paid in a lump-sum payment. If a Participant has any In-Service Sub-Accounts at the time of his or her Retirement, said Sub-Accounts shall be distributed in a lump sum as soon as administratively feasible but no earlier than the first day of the seventh month following Participant’s Retirement and no later than ninety (90) days following the first day of the seventh month following Participant’s Retirement.

6.4	Substantially Equal Annual Installments

(a) The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account or Sub-Account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or Sub-Account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.4 shall be made as soon as administratively feasible, but no later than ninety (90) days, following the anniversary of the distribution event.

(b) For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments shall be considered a single payment.

6.5	Distributions due to other Separation from Service
If the Participant has a Separation from Service for any reason other than Retirement, death or Disability, all vested amounts credited to his or her Account shall be paid to the Participant in a lump-sum, as soon as administratively feasible but no earlier than the first day of the seventh month following Participant’s Separation from Service and no later than ninety (90) days following the first day of the seventh month following Participant’s Separation from Service.

6.6	Distributions upon Separation from Service due to Disability
Upon a Participant’s Separation from Service due to Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum, as soon as administratively feasible but no earlier than the first day of the seventh month following Participant’s Separation from Service and no later than ninety (90) days following the first day of the seventh month following Participant’s Separation from Service.

6.7	Distributions upon Death
Upon the death of a Participant, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than ninety (90) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.8	Changes to Distribution Elections
A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more Sub-Accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election. Once a Sub-Account begins distribution, no such changes to distributions shall be permitted.

6.9	Acceleration or Delay in Payments
To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to (i) accelerate the time or form of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4), or (ii) delay the time of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-2(b)(7). By way of example, and at the sole discretion of the Administrator, if a Participant’s entire Account balance is less than the applicable Code Section 402(g) annual limit, the Employer may distribute the Participant’s Account in a lump sum provided that the distribution results in the termination of the participant’s entire interest in the Plan, subject to the plan aggregation rules of Code Section 409A and regulations thereunder.

6.10	Unforeseeable Emergency
The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant, has experienced an Unforeseeable Emergency. An Unforeseeable Emergency is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or a dependent (as defined in Code Section 152 without regard to section 152 (b) (1), (b) (2), and (d) (1) (B)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Upon a distribution to a Participant under this Section 6.10, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year during which such distribution was made.

6.11	Minimum Distribution
Notwithstanding any provision to the contrary, if the balance of a Participant’s Account or Sub-Account at the time of a distribution event or at the time of a scheduled installment payment is $25,000 or less, then the Participant shall be paid his or her Account or Sub-Account as a single lump sum.

6.12	Form of Payment
All distributions shall be made in the form of cash.

Article 7 - Beneficiaries

7.1	Beneficiaries
Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2	Lost Beneficiary
All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1	Prohibition Against Funding
Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Deposits in Trust
Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant, all Matching Contributions, and any Employer Discretionary Contributions.

8.3	Withholding of Employee Contributions
The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding.

Article 9 - Claims Administration

9.1	General
If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2	Claims Procedure
Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article.

9.3	Right of Appeal
A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.2.

9.4	Review of Appeal
Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.

9.5	Designation
The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10 - General Provisions

10.1	Administrator

(a) The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b) The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c) The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2	No Assignment
Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3	No Employment Rights
Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4	Incompetence
If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5	Identity
If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6	Other Benefits
The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7	Expenses
All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.8	Insolvency
Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9	Amendment or Modification
The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Codes Section 409A and related regulations thereunder.

10.10	Plan Suspension
The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.11	Plan Termination
The Employer further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Codes Section 409A and related regulations thereunder:

(a) The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that the termination and distribution does not occur proximate to a down turn in the financial health of the Employer, that all other similar arrangements are also terminated by the Employer for affected Participants and no other similar arrangements are adopted by the Employer for affected Participants within a three (3) year period from the date of termination; or

(b) The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.12	Plan Termination due to a Change-in-Control
The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements.

10.13	Construction
All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.14	Governing Law
This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the Commonwealth of Massachusetts, other than its laws respecting choice of law.

10.15	Severability
If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.16	Headings
The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

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10.17	Terms
Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

IN WITNESS WHEREOF, Analogic Corporation has caused this instrument to be executed by its duly authorized officer, effective as of this 11th day of August, 2008.

Analogic Corporation

By:	/s/ John J. Millerick

Title SVP & CFO

ATTEST:

/s/ Bruce G. Garr

Title: Assistant General Counsel & Assistant Secretary